UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2012

Bakers Footwear Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Missouri	000-50563	43-0577980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2815 Scott Avenue St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 621-0699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

New DIP Credit Agreement; Assignment of Leases to Aldo

As previously reported, Bakers Footwear Group, Inc. (the “Company”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on October 3, 2012, in the United States Bankruptcy Court for the Eastern District of Missouri (the “Court”) as case no. 12-49658 (the “Case”). The Company continues to operate its business as a “debtor-in-possession” under the jurisdiction of the Court and in accordance with the Bankruptcy Code and orders of the Court.

As previously disclosed, the Company is in the process of liquidating 150 of its stores and attempting to restructure on a smaller base of 63 stores. The Company has received an initial payment of $8.7 million in connection with its inventory liquidation at those 150 stores. Please see the Current Report on Form 8-K filed on November 9, 2012 for information on the liquidation of those stores. Separately, the Company has solicited bids for the assignment of its leases relating to 150 of its stores.

As reported in a Current Report on Form 8-K filed on November 9, 2012, pursuant to the Company’s credit agreement (“Prior DIP Credit Agreement”) with Crystal Financial LLC (“Crystal”), the Company was required to obtain alternative financing in order to continue to operate its remaining 63 stores.

On November 15, 2012, the Company entered into the Amended and Restated Senior Secured Super Priority Debtor-In-Possession Credit Agreement (“Amended DIP Credit Agreement”) between the Company and Salus Capital Partners, LLC (“Salus”). The Court approved the Amended DIP Credit Agreement on November 15, 2012. In connection with the Amended Credit Agreement, on November 15, 2012, the Company repaid to Crystal approximately $6.275 million and paid to Crystal approximately $350,000 in other required fees and expenses, in full satisfaction of the Prior DIP Credit Agreement. Crystal assigned to Salus Crystal’s interest in the Prior DIP Credit Agreement.

As part of the Company’s plans to liquidate 150 stores, on November 20, 2012, the Company entered into a Sale, Assignment and Assumption of Leases Agreement (the “Lease Assignment Agreement”) with Aldo U.S., Inc. (“Aldo”). The Lease Assignment Agreement remains subject to Court approval. Pursuant to the Lease Assignment Agreement, the Company will assign, and Aldo will assume, 47 of the Company’s store leases, as well as certain furniture, fixtures and equipment in such stores, for $2.25 million, as more fully described below.

Summary of DIP Credit Agreement

The Amended DIP Credit Agreement provides for aggregate borrowings (the “DIP Loan”) of up to $9.5 million. The DIP Loan is comprised of an $8 million senior secured revolving credit facility (“Revolving Credit Facility”) and a senior secured $1.5 million term loan (“Term Loan”). As of November 20, 2012, the amount outstanding under the Amended DIP Credit Agreement was approximately $7.1 million, including the Term Loan.

Loans under the Revolving Credit Facility will be made on a revolving basis and any principal amount of the Term Loan that is repaid may not be re-borrowed. The Company will have a sub-facility under the Revolving Credit Facility of up to $500,000 for letters of credit. Any outstanding and undrawn letters of credit will be considered a use of the Revolving Credit Facility. The Revolving Credit Facility is limited by the amount the Borrowing Base (as defined in the Amended DIP Credit Agreement) and is limited based substantially on the Company’s credit card receivables, the inventory liquidation payment, estimated values of eligible inventory and availability reserves, with an availability block of $200,000. The Amended DIP Credit Agreement also provides for a fully perfected first priority security interest in substantially all of the Company’s assets. There is a carve-out for certain professional fees. All direct borrowings under the DIP Loan and reimbursement obligations under the letters of credit will be entitled to super-priority claim status, subject only the carve-out for certain professional fees and certain claims of the firms conducting the inventory liquidation.

The Company is required to prepay the Term Loan with all net proceeds received by the Company in connection with the assignment of the Company’s store leases and the liquidation of inventory.

The Company incurred approximately $260,000 in initial fees and expenses with Salus in connection with the Amended DIP Credit Agreement. The Company also must pay, on a monthly basis, a collateral monitoring fee which ranges between $25,000 and $40,000 per month. A commitment fee of 0.75% per year will be charged on the average unused portion of the Revolving Credit Facility. The Company will pay a letter of credit fee of 8% per year on all amounts outstanding on the letters of credit. The Company will also pay all standard and related issuance charges. Interest on (i) the Revolving Credit Facility will accrue at 8% per annum and (ii) the Term Loan will accrue at 16% per annum, with a default rate of an additional 4%.

The DIP Loan will be used to pay transaction fees and expenses, re-pay the Prior DIP Credit Agreement, for the payment of any adequate protection payments approved in the DIP Orders (as defined in the Amended DIP Credit Agreement), to finance working capital and general corporate purposes of the Company, and for the payment of expenses arising in the Company’s Case, as approved by the Court.

All obligations under the DIP Loan are due and payable in full on the termination date. The termination date means the earlier of (i) 12 months after closing, assuming a final order approving the DIP Loan on a final basis has been entered prior to such date, (ii) the occurrence of an event of default, (iii) the closing of a sale of all or substantially all of the Company’s assets or (iv) the Company’s emergence from Chapter 11. The Term Loan is due and payable upon the earlier of the completion of the auction for the Company’s leases or December 22, 2012. The Company must pay an early termination fee equal to 3% of either the outstanding principal amount of the DIP Loan (if terminated) or the amount of the Term Loan that was prepaid and/or the amount of the voluntary reduction of the Company’s revolving commitment, if (i) the DIP Loan is terminated by Salus due to an event of default prior to the maturity date, (ii) the DIP Loan is terminated by the Company while it remains in Chapter 11, or (iii) the Company’s revolving commitment amount is reduced or the Term Loan is repaid or reduced prior to the maturity date, except for required prepayments.

The Amended DIP Credit Agreement contains customary representations and warranties, affirmative and negative covenants and other obligations, indemnities, events of default and remedies for credit facilities of this type, including financial covenants relating to the Company’s inventory, cash receipts and cash expenditures.

The Amended DIP Credit Agreement also requires the Company to meet certain deadlines in respect of the Case, including submission of a plan of reorganization by November 30, 2012 and obtaining a confirmation order in respect of a plan of reorganization by February 15, 2013.

The foregoing description of the Amended DIP Credit Agreement and related matters is qualified in its entirety by reference to the text of that agreement and filings and orders of the Bankruptcy Court.

Summary of Lease Assignment Agreement with Aldo

On November 20, 2012, the Company entered into the Lease Assignment Agreement with Aldo. The Lease Assignment Agreement is conditioned on Court approval. The Company filed a motion seeking Court approval on November 20, 2012, which is currently scheduled to be heard on December 5, 2012. Pursuant to the Lease Assignment Agreement, the Company will assign, and Aldo will assume, 47 of the Company’s store leases (the “Leases”), as well as certain furniture, fixtures and equipment in such stores, for $2.250 million. The closing will occur two business days after entry of the Court’s order approving the Lease Assignment Agreement. The assignment of the Leases and sale of the assets will be effective as of January 1, 2013 (the “Effective Date”).

The Lease Assignment Agreement contains customary terms and conditions contained in agreements of this type, including representations and warranties by the Company and indemnification provisions. The Company will remain liable for the assigned stores until the Effective Date.

As previously disclosed, the Company and Aldo had previously entered into an Asset Purchase Agreement (the “APA”) in August 2012 relating to the sale of up to 52 of the Company’s stores for up to $6.375 million in cash. The APA was subject to obtaining landlord consents by specified deadlines, with the closings to take place in three phases from January 2013 to June 2013. Subsequently, Aldo attempted to terminate the APA and the Company disputed the validity of such termination under applicable Bankruptcy law. The Lease Assignment Agreement would settle that dispute and terminate the APA.

The Company can give no assurance as to its ability to consummate the actions contemplated by its restructuring plans, its ability to comply with the Amended DIP Credit Agreement, its ability to comply with the Lease Assignment Agreement, or its ability to successfully reorganize under Chapter 11.

Safe Harbor Statement

This Report on Form 8-K contains forward-looking statements (within the meaning of Section 27(A) of the Securities Act of 1933 and Section 21(E) of the Securities Exchange Act of 1934) and expectations regarding the Company’s future performance. The Company has no duty to update such statements. Actual future events and circumstances could differ materially from the statements and the events and circumstances set forth in this Current Report due to various factors.

These factors include, among other things, the ability of the Company to continue as a going concern, the Company’s ability to operate on a smaller store base, the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 case, the preliminary nature of estimates of the costs and benefits of the Company’s various restructuring activities, the Company’s ability to effect its restructuring plans, risks associated with the Company’s ability to comply with its debtor-in-possession credit agreement, including financial covenants and deadlines in the Chapter 11 case, risks associated with third party motions in the Chapter 11 case, which may interfere with the Company’s ability to develop and consummate one or more plans of reorganization, the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects, increased legal costs related to the bankruptcy filing and other litigation, the effects of the bankruptcy filing on the interests of various creditors, equity holders and other stakeholders, the length of time in which the Company will operate in Chapter 11, the continuing commitment of the Company’s landlords and vendors, including delivery of inventory, the consent of the Company’s landlords to transfer or terminate leases relating to the affected stores, the inability to satisfy debt covenants, material declines in sales trends and liquidity, material changes in the Company’s business, prospects, results of operations or financial condition, and other risks and uncertainties, including those detailed in the Company’s filings with the U.S. Bankruptcy Court of the Eastern District of Missouri, and in the Company’s filings with the Securities and Exchange Commission.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKERS FOOTWEAR GROUP, INC.

Date: November 21, 2012	By:	/s/ Charles R. Daniel, III
Charles R. Daniel, III
Executive Vice President, Chief Financial Officer, Controller, Treasurer and Secretary